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                                                                   Exhibit 10.17

                       ADMINISTRATIVE SERVICES AGREEMENT

    THIS ADMINISTRATIVE SERVICES AGREEMENT ("Agreement") is made and entered into as of January 15, 1997, by and between Nanston, Inc., a Georgia corporation ("Manager"), and Nanston Dental Group, P.C., a Georgia professional services corporation (the "P.C.").

                                    RECITALS

    P.C. is a professional services corporation which provides dental and related specialty services (the "Practice").

    Manager is skilled in dental practice management, including billing and collecting, contracting, administration, and marketing.

    P.C. desires to engage the services of an experienced manager to provide (i) all day-to-day management and business office services necessary to support P.C. in the performance of its activities; and (ii) use of non-professional personnel, premises, furniture, fixtures and equipment, billing and collecting, and certain other support services of the Practice, as more fully defined below (collectively, the "Management Services").

    P.C. desires to obtain Management Services from the Manager.

    Manager is capable of providing and desires to provide Management Services to P.C.

    NOW THEREFORE, in consideration of the foregoing and of the mutual promises herein contained, the parties hereby agree as follows:

                                ARTICLE ONE
                       MANAGEMENT SERVICES; POLICY BOARD

    1.1 IN GENERAL. P.C. hereby engages Manager to provide the Management Services as more particularly described herein, and Manager hereby accepts this engagement. The Manager's undertaking shall be comprehensive, and shall include all Management Services necessary to carry out the efficient operation of the business aspects of the Practice. P.C. agrees that the Manager shall have all power and authority reasonably necessary to manage all day-to-day business operations and policies of the Practice; provided, however, that no such policy, action, or decision by Manager or Manager's Dental Director will be made or construed so as to have the effect of infringing upon the discretion of the dentists and other dental personnel of the P.C. in rendering independent dental opinions or treatment.

    1.2 FORMATION AND OPERATION OF THE POLICY BOARD. There shall be established a Policy Board (the "Policy Board") which shall be responsible for developing and implementing management and administrative policies for the overall operation of the Practice. The Policy


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Board shall consist of four (4) members, two (2) of which shall be the designees of the Manager, and two (2) of which shall be the designees of the PC. The PC's designees shall be dentists who are full-time employees of the PC. Each party's representatives to the Policy Board shall have the authority to make decisions on behalf of his or her respective party. Except as may otherwise be provided herein, the act of a majority of the members of the Policy Board shall be the act of the Policy Board. The decisions, resolutions, actions, or recommendations of the Policy Board shall be implemented by the Manager or the PC, as appropriate. The Policy Board meetings shall be held as mutually agreed, but at least quarterly.

    1.3 DUTIES AND RESPONSIBILITIES OF THE POLICY BOARD. The Policy Board shall have the following duties, obligations, and authority:

    (a) Capital Improvements and Expansion. Any renovation and expansion plans and capital equipment expenditures with respect to the Practice Premises shall be reviewed and approved by the Policy Board and shall be based upon economic feasibility, dentist support, productivity and then current market conditions;

    (b) Marketing and Advertising. All advertising and other marketing of the services performed at the Practice Premises shall be subject to the prior review and approval of the Policy Board.

    (c) Patient Fees; Collection Policies. As a part of the annual operating budget, in consultation with the PC and Manager, the Policy Board shall review and approve the fee schedule and collection policies for the PC.

    (d) Ancillary Services. The Policy Board shall approve PC-provided ancillary services based upon the pricing, access to, and quality of such services.

    (e) Provider and Payor Relationships. Decisions regarding the establishment or maintenance of relationships with institutional health care providers and third-party payors shall be approved by the Policy Board. The Policy Board shall review and approve discounted fee schedules, including capitated fee arrangements.

    (f) Strategic Planning. The Policy Board shall develop long-term strategic planning objectives.

    (g) Capital Expenditures. The Policy Board shall determine the priority of major capital expenditures.

    (h) Dentist Hiring. The Policy Board shall recommend to PC the number and type of dentists required for the efficient operation of the Practice Premises. The Policy Board shall review any variations to the restrictive covenants in any dentist employment agreement.

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    (i) Fee Dispute Resolution. Upon submission by the PC of a dispute concerning a set-off or reduction in Management Fees, the Policy Board shall consider, develop, and implement a resolution to the PC and Manager.

    (j) Grievance Referrals. The Policy Board shall consider and make recommendations to PC regarding grievances pertaining to matters not specifically addressed in this Agreement as referred to it by PC or Manager.

    1.4 DENTAL DECISIONS. Notwithstanding the generality of the foregoing, all clinical dental decisions shall be made solely by licensed dentists, but nondentist members of the Policy Board may participate in the discussion process. The dentist members of the Policy Board shall have exclusive authority to review and resolve issues relating to the types and levels of dental services to be provided by the PC, and fee schedules.

    1.5  OTHER DECISIONS.  Except for dental decisions referred to in Section
1.4 above, all other decisions of the Policy Board, in the event of a deadlock, will be made solely by the Manager.

                                  ARTICLE TWO
                             MANAGER'S OBLIGATIONS

    2.1 USE OF PRACTICE PREMISES. Manager hereby agrees to provide to P.C., and P.C. hereby hires from Manager, on an exclusive basis, the use of those certain dental office spaces as described in Exhibit A (the "Practice Premises"). P.C.'s use of the Practice Premises is subject to the provisions of any lease for the Practice Premises between Manager and the landlord.

    P.C. agrees to conduct the Practice only in the Practice Premises or at such other location(s) as may be mutually agreed to by the parties. Manager shall provide Practice Premises which are adequate and customary, as determined by P.C. and Manager, to meet the demand for services to be provided by P.C.

    2.2 Furniture, Fixtures and Equipment. Manager shall provide at the Practice Premises those items of furniture, fixtures and equipment as determined by the Policy Board to be reasonable and customary for P.C.'s operation of the Practice (collectively, the "Practice Equipment"). Manager's provision of the Practice Equipment is subject to the following conditions:

    (a) P.C. shall have the use of the Practice Equipment only during the term of this Agreement, and shall have no ownership interest therein.

    (b) The Practice Equipment to be located at the Practice Premises shall be as needed for the proper operation of the Practice, as may be determined from time to time by the Policy Board. From time to time during the term of this Agreement, the parties may agree to changes in the Practice Equipment.

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    (c) Manager shall be responsible for all repairs, maintenance and replacement of the Practice Equipment, except for such repairs, maintenance and replacement necessitated by the negligence or misconduct of P.C., its employees, contractors or agents.

    2.3 MANAGER PERSONNEL. Manager shall recruit, hire, train, supervise, promote and/or terminate those non-professional and non-technical personnel listed in Exhibit B (the "Manager Personnel"). P.C. shall have the right to approve, based solely on professional competence, the assignment of all non-professional support personnel who provide services at the Practice Premises, such approval not to be unreasonably withheld. Manager will have final authority to engage, dismiss, reprimand, reassign, or otherwise deal with all Manager Personnel. P.C. expressly understands and agrees that such actions with respect to the Manager Personnel shall take place in accordance with Manager's personnel policies and pursuant to the standards of salaries and benefits which Manager may from time to time provide and pay to its employees.

    2.4  OTHER SUPPORT SERVICES.

    (a) Manager shall order and purchase all dental and office supplies required in the day-to-day operation of the Practice.

    (b) Manager shall bill and collect Gross Charges (as defined in Section 4.2(a) below) on the following terms:

   (i) Manager shall bill any patient, third party payor or any other payment source for all Gross Charges on the P.C.'s behalf and in P.C.'s name as agent of P.C.;

   (ii) Manager shall collect accounts receivable generated by billings for Gross Charges; and

        (iii) Manager shall take possession of, in the name and on behalf of P.C., and disburse strictly in accordance with this Agreement, all Collections (as defined in Section 4.2(b) below).

    P.C. hereby appoints Manager as its true and lawful attorney-in-fact for these purposes. Notwithstanding anything in this Agreement to the contrary, at Manager's option, Manager may delegate any or all of the duties set forth in this Section 2.4(b) to another person or entity designated by Manager that is acceptable to P.C. P.C. shall not unreasonably withhold its acceptance.

    (c) In order to enable Manager to accomplish its management functions under this Agreement, Manager is authorized to open and maintain a bank account in the name of the P.C. (the "Account") and to deposit all Collections in the Account. Manager shall be a signatory on the Account with the right to make deposits and withdrawals to and from the Account. The Account shall be maintained at a financial institution mutually agreed upon by Manager and P.C. P.C. hereby appoints Manager as its true and lawful attorney-in-fact (i) to deposit into the

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Account all Collections; (ii) to withdraw monies from the Account for refunds to payment sources; and (iii) to withdraw monies from the Account to pay the Management Fee (as defined below) and all other amounts due from P.C. to Manager pursuant to this Agreement.

    (d) Manager shall provide all necessary computer, bookkeeping, billing and collection services, accounts receivable and accounts payable management services, non-financial record keeping, general administrative services and clerical office support, office supplies (including without limitation, stationery, forms and postage), uniforms, laundry, linen, janitorial and cleaning services.

    (e) Manager shall, pursuant to Section 7.4 hereof, establish a system for maintaining the dental records for the Practice.

    (f) Manager shall manage community relations and marketing services for P.C.

    (g) Manager shall furnish to P.C. periodic financial and management reports reflecting the Practice's financial and operational status.

    (h) Manager shall provide accounting, tax, payroll and legal services (including labor relations, contract preparation, and maintenance of all necessary professional and business licenses) on behalf of the Practice.

    (i) Manager shall establish business systems, reasonable policies and procedures (subject to the Policy Board's authority), and standardized clinical forms for the Practice, including: (i) feasibility studies to determine clinical appropriateness and financial feasibility of future expansion; (ii) coordination in the relationship between P.C.'s performance of dental services and the overall administrative and business functioning of the Practice; (iii) coordination regarding the establishment of appropriate fees for professional and ancillary services; and (iv) coordination and assistance in obtaining and maintaining malpractice insurance. P.C. agrees to comply with such policies and procedures established by the Manager or the Policy Board, provided, however, that P.C. shall maintain control and supervision over the provision of all dental services provided by the Practice. P.C. expressly acknowledges that it shall have no property rights in the business systems, procedures, policies or clinical forms established by the Manager or the Policy Board, and further agrees that such systems, procedures, policies and forms shall be deemed to constitute Confidential Information within the meaning of Article Nine hereof.

    (j) Manager shall provide telephone, switchboard, dictation and duplication services.

    (k) Subject to the direction of the Policy Board, Manager shall assist P.C. in recruiting dentists for the Practice, carrying out such administrative functions as may be appropriate such as advertising for and identifying potential candidates, checking credentials, and

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arranging interviews; provided, however, that P.C. will make the ultimate decision as to the suitability of any dentist to become associated with the P.C. All dentists recruited by the Manager and accepted by the P.C. shall be the employees of P.C. to the extent they are hired as employees. Expenses incurred in the recruitment of dentists shall be an expenses paid by the Manager pursuant to Section 2.5 hereof.

    (l) Manager shall set the hours of operation of the Practice in accordance with customary practices of similar dental practices in the area.

    (m) Manager shall provide to all dentists employed by P.C. such comprehensive health insurance and dental insurance coverage as may be agreed to by the parties.

    (n) Manager shall endeavor to seek out and negotiate contracts ("Managed Care Arrangements") with managed care companies, including, but not limited to, health maintenance organizations and preferred provider organizations, to provide dental services with P.C. as a participating provider under such contracts.

    2.5 PAYMENT OF EXPENSES. Manager shall be solely responsible for and shall pay (or reimburse P.C. (if payment was approved by Manager) for payment of) the following costs and expenses:

    (a) The lease and/or purchase payments of the Practice Premises.

    (b) Expenses associated with the Practice Premises, including but not limited to telephone, electric, gas and water utility expenses, and real property taxes.

    (c) The lease and/or purchase payments, as applicable, of the Practice Equipment.

    (d) Expenses associated with the Practice Equipment, including maintenance, repair, replacement and personal property taxes.

    (e) Expenses associated with the Manager Personnel pursuant to Section 2.3, including, but not limited to, compensation, benefits, payroll taxes and unusual payroll deductions, worker's compensation insurance and all similar items.

    (f) Expenses associated with the other support services listed in Section
2.4.

    (g) Premiums and deductibles (as applicable) for all insurance described in
Section 5.3.

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                                 ARTICLE THREE
                               P.C.'S OBLIGATIONS

    3.1  DENTAL PRACTICE.

    (a) P.C. shall continuously, throughout the term of this Agreement, conduct the Practice on a full-time basis at the Practice Premises. As may be agreed upon in advance by the parties, P.C. shall provide, at its own expense, sufficient dentist and hygienist staff coverage to the Practice Premises to enable the Practice to operate in an efficient and lawful manner at all required times during the hours of operation of the Practice, including, without limitation, the provision of locum tenens dental staff. P.C. shall also be responsible for the professional supervision of the clinical aspects of services rendered by Manager Personnel.

    (b) P.C. shall use the Practice Premises and the Practice Equipment solely in accordance with the terms and conditions set forth herein. P.C. shall, at all times, be responsible for the quality of dental care provided at the Practice Premises. It is expressly acknowledged by the parties that all dentist services provided at the Practice Premises shall be performed solely by dentists licensed to practice dentistry and to provide such services in the State of Georgia who (except on an emergency basis) shall at all times during the term of this Agreement be employees or independent contractors of P.C. The P.C. shall provide dental services to patients of the Practice in compliance at all times with ethical standards, and laws and regulations applying to the dental profession. In the event that any disciplinary, medical malpractice or other actions are initiated against any dentist associated with the P.C., the P.C. shall immediately inform the Manager of such action and the underlying facts and circumstances.

    (c) P.C. shall maintain good faith efforts to control patient care costs while providing quality dental care to patients.

    (d) P.C. agrees to serve as a participating provider of dental services pursuant to all Managed Care Arrangements entered into by Manager.

    3.2 P.C. EQUIPMENT. P.C. may provide equipment at the Practice Premises, which shall be in addition to the Practice Equipment ("P.C. Equipment"). P.C. shall be responsible for all repairs, maintenance and replacement of the P.C. Equipment, unless P.C. requests that Manager provide such repairs, maintenance and replacement upon such terms and conditions as the parties may agree. Manager shall have no ownership interest in the P.C. Equipment. From time to time during the term of this Agreement, P.C. may prepare and revise a schedule of the P.C. Equipment, to be attached hereto as Exhibit C. Upon termination of this Agreement, P.C. shall, at its sole cost and expense, remove the P.C. Equipment, and repair any damage to the Practice Premises resulting from the installation, use, or removal of the P.C. Equipment.

    3.3 COSTS AND EXPENSES. P.C. shall be solely responsible for and shall pay the following costs and expenses:

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    (a) The cost of maintaining the corporate existence of P.C., if applicable.

    (b) All P.C. income taxes.

    (c) Compensation of P.C.'s shareholders, directors and officers, for services provided in those roles, if applicable.

    (d) Expenses related to compensation of all dentists and hygienists employed by, or contracted to, P.C. for work in the Practice, which shall include, but not be limited to, compensation, benefits, payroll taxes and unusual payroll deductions, worker's compensation insurance and all similar items.

    (e) Expenses associated with any P.C. Equipment, pursuant to Section 3.2.

    (f) Expenses related to all license fees and association dues required for P.C. to operate the Practice.

    (g) Tuition fees and reasonable expenses for attendance by dentists employed by the P.C. at the Practice of continuing dental education courses and seminars deemed reasonably necessary by the P.C. to operate the Practice.

    (h) All other costs and expenses reasonably incurred by Manager in conducting the Practice at the Practice Premises, other than costs and expenses which are Manager's responsibility pursuant to Section 2.5.

    (i) Premiums for malpractice and other insurance described in Sections 5.1 and 5.2.

    3.4 SPECIAL EXPENSES. P.C., at P.C.'s option, may incur additional expenses, in addition to those listed in Section 3.3, in connection with the Practice. P.C. shall pay for such additional expenses either from its profits from the Practice or from other resources.

    3.5 UTILIZATION REVIEW; QUALITY ASSURANCE. P.C. agrees to cooperate with and participate in quality assurance/utilization review programs established by the Manager or mandated by accreditation or licensure standards applicable to the practice of dentistry. Deficiencies discovered in the performance of any personnel or in the quality of professional services shall be reported immediately to the Manager by the P.C. (if discovered by the P.C.), and to the P.C. by the Manager (if discovered by the Manager), and appropriate steps shall be taken by the P.C. at once to remedy such deficiencies.

                                  ARTICLE FOUR
                               THE MANAGEMENT FEE

    4.1 GENERAL INTENT WITH RESPECT TO THE MANAGEMENT FEE. P.C. and Manager mutually recognize and acknowledge that:

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    (a) Manager has incurred and will incur substantial costs and expenses in connection with providing the Management Services described in this Agreement, and in performing all other obligations required of it in accordance with this Agreement;

    (b) Certain of Manager's costs and expenses can vary to a considerable degree according to the volume of services required at the Practice Premises;

    (c) It will be impracticable to ascertain with precision all of the costs and expenses that will be incurred by Manager from time to time in the performance of its obligations under this Agreement; and

    (d) Total Net Collections (as defined in Section 4.2(d) below) may also vary to a considerable degree during each month of this Agreement.

    It is the intent of the parties that all fees paid to Manager by P.C. under this Agreement be reasonable and approximate Manager's actual costs and expenses plus a reasonable profit.

    4.2 DEFINITIONS. As used herein, the following terms shall have the meanings set forth in this Section:

    (a) "Gross Charges." All professional fees and charges, including copayments charged (but not capitated payments) under Managed Care Arrangements, for services performed by P.C. as part of the Practice during the term of this Agreement.

    (b) "Net Collections." All proceeds received by Manager or P.C. from Gross Charges, less patient and third party refunds due to overpayments. Net Collections shall not include capitated payments paid to Manager under Managed Care Arrangements entered into by Manager (the "Manager Capitated Payments").

    (c) "Practice Expenses." All expenses to be paid by the Manager pursuant to Section 2.5 hereto.

    4.3 DETERMINATION AND PAYMENT OF THE MANAGEMENT FEE. During the term of this Agreement and for such period as may be required under Section 6.3(c) hereof, P.C. shall pay to Manager by the fifteenth (15th) day of each month a management fee (the "Management Fee") equal to a percentage of Net Collections, determined as set forth in the next sentence, less a percentage of Manager Capitated Payments, determined as set forth in the next sentence. During the period commencing on the effective date of this Agreement and continuing until the end of the first full fiscal year of operation under this Agreement, the percentage of Net Collections shall be equal to sixty percent (60%), and the percentage of Manager Capitated Payments shall be equal to forty percent (40%). By November 1 of the first full fiscal year of this Agreement, and each fiscal year thereafter, Manager shall prepare and present to the P.C. a proposed operating budget for the Practice, from which the parties shall negotiate in good faith the percentages to be used in determining the Management Fee which will result in the fees paid to Manager for such fiscal year to be reasonable and to approximate Manager's anticipated actual

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costs and expenses plus a reasonable profit. Until an agreement on such percentages are reached, the percentages in effect for the preceding year shall remain in effect.

    As provided in Section 2.4(c) hereof, Manager is authorized to withdraw the amount of the Management Fee from the Account as and when due.

    4.4  COLLATERAL SECURITY.

    (a) As collateral for the payment of the Management Fee due hereunder (including any extensions, modifications and renewals hereof), P.C. hereby grants to Manager a security interest in all of the accounts receivable resulting from Gross Charges, together with any and all proceeds of such accounts receivable (collectively, the "Collateral"). Upon Manager's request, P.C., at its sole cost and expense, shall execute and deliver to Manager such further documents and assurances and shall take such further action as Manager may request to evidence Manager's security interest in and to the Collateral. P.C. hereby appoints Manager as its attorney-in-fact to execute and record in the name and on behalf of the P.C. appropriate UCC Financing Statements evidencing the security interest in the Collateral granted to Manager by this section.

    (b) Manager shall have all rights, powers, remedies and recourses available or permitted to Manager under law with respect to the Collateral, including, but not limited to, the ability (i) to release, surrender, waive, add, substitute, settle, exchange, compromise, modify, extend, or grant indulgences with respect to the Collateral, the Management Fee or any other amounts due to Manager hereunder; and (ii) to grant any extension or other postponements of the time of payment thereof; provided however, that Manager shall not be liable for any failure to collect or enforce the payment of the Collateral.

    (c) Notwithstanding any other provision of this Agreement, and except as otherwise prohibited by law, upon P.C.'s failure to pay any amount due Manager hereunder and at Manager's election, P.C. hereby authorizes Manager: (i) to take possession of the Collateral; (ii) to take possession of and endorse in P.C.'s name any notes, checks, money orders, insurance payments, and any other documents received in payment of the Collateral, or any part of it; (iii) to collect, sue for, and give satisfactions for, monies due on account of the Collateral; (iv) to institute, maintain or withdraw any claims, suits, or proceedings pertaining to, or arising out of Manager's and/or P.C.'s right to the Collateral; and (v) to pay all amounts due Manager.

    4.5 POSSESSION OF COLLATERAL RECORDS. Manager shall have authority to possess and retain for P.C. and Manager the books of the Practice with respect to the Collateral.

    4.6  PAYMENTS TO P.C.

    (a) Each month after payment of the Management Fee and other monies due Manager hereunder, if any, Manager will arrange for the transfer from the Account to any other

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account P.C. designates, that amount of the Net Collections for the previous month which was not paid to Manager.

    (b) In the event that the amount payable under subsection (a) above is insufficient for P.C. to meet those anticipated expenses for the ensuing month for base salary, benefits, and malpractice costs which have been approved in advance by Manager (the "Base P.C. Expenses"), Manager shall advance such shortfall (each, an "Advance") to P.C. Each Advance shall be treated as a loan from Manager to the P.C., and shall be repaid to Manager, as quickly as possible, from revenues derived in subsequent months out of the payments to be received pursuant to subsection (a) above; provided however, that an Advance shall be forgiven if P.A. is unable to repay it within a twelve (12) month period.

                                  ARTICLE FIVE
                            INSURANCE AND INDEMNITY

    5.1  MALPRACTICE INSURANCE.

    (a) P.C. will obtain and at all times maintain in full force and effect professional malpractice liability insurance for all dentists and hygienists providing dental care for P.C. pursuant to this Agreement.

    (b) The malpractice insurance will have coverage limits of at least One Million Dollars ($1,000,000) per occurrence and at least Three Million Dollars ($3,000,000) per annual aggregate, such other higher amount as may be required by appropriate licensing authorities or third party payors, or such other amount as may be agreed to by the parties. Such malpractice insurance shall be issued to the P.C. and to each of the dentists and hygienists employed by the P.C.

    (c) The malpractice insurance may be either "occurrence" or "claims made" insurance. If P.C. obtains "claims made" insurance, P.C. will obtain an extended reporting endorsement (a "tail") to cover services provided under this Agreement.

    (d) P.C. shall provide to Manager written documentation evidencing the malpractice insurance coverage required by this Section for P.C. and P.C.'s shareholders, officers, and directors prior to the commencement date of this Agreement and for dentist and hygienist employees of the P.C. prior to the commencement of professional services by such employee.

    (e) All malpractice insurance required by this section will contain the written agreement of the insurer(s) to provide Manager 30 days prior written notice before any non-renewal, termination or modification of coverage takes effect.

    5.2 OTHER INSURANCE. P.C. shall obtain and at all times maintain workers compensation coverage for all of the dentists and hygienists employed by the P.C., and the P.C.

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shall hold the Manager harmless with respect to any worker's compensation claims made by any such employee.

    5.3 MANAGER INSURANCE. Manager shall carry and at all times maintain in full force and effect: (i) public liability insurance insuring against claims for bodily injury, including death, and property damage occurring on, in, or about the Practice Premises; (ii) general liability and fire insurance for the Practice Premises; (iii) business interruption insurance for the P.C.; and (iv) workers compensation coverage for all Manager Personnel. Manager shall hold the P.C. harmless with respect to any workers compensation claims made by Manager Personnel.

    5.4 INDEMNIFICATION OF MANAGER. P.C. shall indemnify, hold harmless and defend Manager, its shareholders, officers, directors, employees, contractors, other agents and affiliates from and against any and all liability, loss, damages, claims, causes of action and expenses associated with them (including reasonable attorneys' fees) caused or asserted to have been caused, directly or indirectly by or as a result of any acts or omissions of P.C., its shareholders, officers, directors, employees, contractors or other agents in connection with this Agreement, including, but not limited to, claims of professional malpractice.

    5.5 INDEMNIFICATION OF P. C. Manager shall indemnify, hold harmless and defend P.C., its shareholders, officers, directors, employees, contractors, other agents and affiliates from and against any and all liability, loss, damages, claims, causes of action and expenses associated with them (including reasonable attorneys fees) caused or asserted to have been caused, directly or indirectly by or as a result of acts or omissions constituting negligence or gross negligence by Manager, its shareholders, officers, directors, employees, contractors, other agents or affiliates in connection with this Agreement.

                                  ARTICLE SIX
                  TERM, TERMINATION AND EFFECTS OF TERMINATION

    6.1  TERM.  This Agreement shall commence on January       , 1997, shall be
for an initial term of forty (40) years, and shall renew automatically for an additional term of ten (10) years unless either party gives the other party at least one hundred eighty (180) days written notice of its intent not to renew at the end of the initial term.

    6.2  TERMINATION.

    (a) Automatic Termination; Notice by Manager. This Agreement will automatically terminate upon written notice by Manager to P.C. upon the occurrence of any of the following events.

        (i) The Appointment of a receiver or trustee to manage the assets of P.C.

        (ii) The assignment for the benefit of creditors of the assets of P.C.

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        (iii) The occurrence of any act of bankruptcy by P.C.

        (iv) P.C.'s breach of any material term of this Agreement, provided that such breach continues for a period of thirty (30) days after written notice thereof has been given by the Manager to P.C.

    If Manager fails to give notice of termination within 90 days of its becoming aware of the occurrence of an event listed in this Section 6.2(a), Manager waives its right to terminate based on that occurrence. Manager retains the right to give notice of termination upon any subsequent occurrence of the same type of event, or of any other event listed in this Section 6.2(a).

    (b) Automatic Termination; Notice by P.C. This Agreement will automatically terminate upon written notice by P.C. to Manager upon the occurrence of any of the following events.

        (i) The Appointment of a receiver or trustee to manage the assets of Manager.

        (ii) The assignment for the benefit of creditors of the assets of Manager.

        (iii) The occurrence of any act of bankruptcy by Manager.

        (iv) Manager's breach of any material term of this Agreement, provided that such breach continues for a period of thirty (30) days after written notice thereof has been given by the P.C. to the Manager.

    If P.C. fails to give notice of termination within 90 days of its becoming aware of the occurrence of an event listed in this Section 6.2(b), P.C. waives its right to terminate based on that occurrence. P.C. retains the right to give notice of termination upon any subsequent occurrence of the same type of event, or of any other event listed in this Section 6.2(b).

    6.3 EFFECTS OF TERMINATION. This Agreement will have no further effect after the date of termination, except the following:

    (a) P.C. shall immediately surrender to Manager the Practice Premises at its sole cost and expense. This includes but is not limited to the following:

        (i) P.C. shall cause all dentist employees to vacate the Practice Premises; and

        (ii) P.C. shall remove all P.C. Equipment, and any other P.C. property, and shall be solely responsible for any damage caused as a result of the removal of its property.

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

    (b) P.C. shall pay all compensation and fees accrued and owed to Manager through the date of termination.

    (c) Manager shall be entitled to a Management Fee for all Total Net Collections based on Gross Charges arising prior to the termination. Manager shall have the right, in its sole discretion exercisable at any time after the termination of this Agreement, to cease billing and collecting Gross Charges arising prior to the termination. Prior to Manager's election to cease such billing and collection, Manager shall bill and collect, make payments and have all other rights and obligations with respect to Gross Charges arising prior to the termination as provided in this Agreement, and P.C. will pay Manager all compensation and fees applicable thereto, including the Management Fee. Following Manager's election, P.C. shall make other arrangements for billing and collection of such Gross Charges, and shall remit to Manager all fees and charges applicable thereto, including the Management Fee, and shall deliver a monthly statement of Total Net Collections until billing and collection for such Gross Charges is substantially complete.

    (d) Manager shall continue to have all of its rights pursuant to Section 4.4 and 4.5 until Manager shall be paid all monies due from P.C.

    (e) P.C. shall maintain and pay for malpractice insurance pursuant to
Section 5.1.

    (f) Sections 5.4, 5.5, and 6.4 shall remain in full force and effect.

    6.4 RESTRICTIONS ON COMPETITION; INJUNCTIVE RELIEF. P.C. agrees that during the term hereof, and for a period of two (2) years following the termination of this Agreement, other than a termination by the P.C. for cause, the P.C. shall not, without the prior written consent of Manager, engage directly or indirectly in the ownership or operation of a dental practice within a five (5) mile radius of any of the Practice Premises which may be in operation from time to time. P.C. further agrees to cause each of the dentists employed by or under contract with the P.C. to agree that during the term of his/her employment or independent contract with the P.C., and for a period of two (2) years thereafter, he/she shall not, without the prior written consent of Manager, engage directly or indirectly in the ownership or operation of a dental practice within a five (5) mile radius of any of the Practice Premises at which the dentist provided services on behalf of the P.C., and that Manager shall have the right to specifically enforce such restrictions, and to recover damages for a violation by such dentist of such restrictions. It is acknowledged that a remedy at law for any breach or attempted breach by the P.C. or one of its dentists of the covenants set forth in this section will be inadequate, and it is agreed that Manager shall be entitled to specific performance and injunctive and other equitable relief in case of any such breach or attempted breach. Any such remedy shall be in addition to any damages which Manager may be legally entitled to recover.

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

                                 ARTICLE SEVEN
                DENTAL PRACTICE AND REIMBURSEMENT CONSIDERATIONS

    7.1 ACCESS TO BOOKS AND FEES. P.C. or its designee shall have access during normal business hours to financial records of the Practice, including records of collections, expenses and disbursements as kept by Manager performing its obligations under this Agreement. It is expressly understood that the systems, methods, procedures, written materials and controls employed by Manager in the performance of this Agreement are proprietary in nature, shall remain the property of Manager and shall not, at any time, be utilized, distributed, copied or otherwise employed or acquired by P.C. unless approved in advance and in writing by Manager. Upon request, P.C. shall, and shall cause its dentists to, execute a confidentiality agreement to evidence its or their agreement to comply with the foregoing.

    7.2 ACCESS TO RECORDS. To the extent required by Section 1395x(v)(1) of Title 42 of the United States Code, the clauses contained in that section are incorporated herein by reference with like effect as though set forth at length.

    7.3 JEOPARDY. Notwithstanding anything herein to the contrary, if any event occurs, or if either party receives notice of an action or threatened action beyond the control of either party, or if a change in any law, regulation or policy occurs (collectively referred to herein as the "Event") which would:

    (a) in the reasonable opinion of both parties jeopardize P.C.'s or any shareholder, officer, director, employee, contractor or agent of P.C.'s participation in or reimbursement from any third party payor program;

    (b) cause a material change in the amount of reimbursement payable to P.C. or any shareholder, officer, director, employee, contractor or agent of P.C. in connection with any of the services provided to patients of the Practice from any third party payor programs;

    (c) prevent any dentist shareholder, officer, director, employee, contractor or agent of P.C. from referring patients to or to provide services at any of the Practice Premises;

    (d) cause a material adverse effect on the operations of the Practice and/or make the performance of this Agreement uneconomic for either party;

    (e) cause the revocation, suspension or termination of the license(s) maintained by Manager or P.C. for the operation of the Practice and/or maintained by any shareholder, officer, director, employee, contractor or agent of P.C.; or

    (f) make it impossible, unlawful or unethical for either party or any shareholder, officer, director, employee, contractor or agent of Manager or P.C. to continue to perform any term or condition under this Agreement;

then, in any such case, the parties shall immediately attempt to negotiate amendments to this Agreement or a new Agreement which will negate the effect of the Event and provide similar economic and other benefits to each party as provided under this Agreement. In the event the parties are unable to negotiate amendments or a new agreement to the reasonable satisfaction of both parties within 30 days after the Event, then this Agreement shall terminate immediately upon written notice by either party to the other.

    7.4 DENTAL RECORDS. P.C. shall have the ultimate authority and accountability and shall be primarily responsible for the maintenance of records with respect to patients treated at the Practice Premises. Manager shall implement policies and procedures for the maintenance of patient records at the Practice Premises, which shall be in accordance with all applicable licensing and other laws, regulations and guidelines as well as the standards, policies and procedures imposed by any malpractice insurance carrier, accreditation agency, or any public and/or private payor pertaining to the maintenance and confidentiality of patient dental records. To the extent permitted by law, Manager shall be the owner of all patient dental and business records related to the Practice. To the extent that such records are maintained by P.C., Manager shall, at all times during the term of this Agreement, have reasonable access to such records. Upon termination of this Agreement, to the extent permitted by law, the P.C. shall within sixty (60) days deliver any such records in its possession in their entirety to Manager. Thereafter, Manager shall provide P.C. with access to such records to the extent reasonably necessary for tax purposes or legal process.

    7.5 NO RECIPROCATION. The parties hereby acknowledge and agree that the benefits conferred upon each of them hereunder neither require nor are in any way contingent upon:

    (a) the admission, recommendation, referral or any other arrangement for the provision of any item or service offered by Manager or any of its affiliates to any patient of P.C., its shareholders, officers, directors, employees, contractors or agents; or

    (b) the recommendation, referral or any other arrangement for the provision of any item or service offered by P.C. or any of its shareholders, officers, directors, employees, contractors or agents.

    7.6 PRACTICE OF DENTISTRY. The parties acknowledge that Manager is not authorized or qualified to engage in any activity which may be construed or deemed to constitute the practice of dentistry and any payments or reimbursements of wages, costs or expenses of P.C. by Manager are solely for the administrative convenience of the parties and are expected by the parties to be funded from Net Cash Collections of the Practice. To the extent any act or service herein required of Manager should be construed or deemed to constitute the practice of dentistry, the performance of that act or service by Manager shall be deemed waived or forever unenforceable.

                                 ARTICLE EIGHT
                               DISPUTE RESOLUTION

    8.1 DISPUTE RESOLUTION. The parties will make good faith efforts to resolve mutually any disputes which arise between them regarding this Agreement. As part of this dispute resolution process, either party will, at the request of the other party, promptly provide a short and plain written statement setting forth that party's position regarding the dispute and that party's suggested resolution. The other party then will respond promptly with a short and plain written statement setting forth its position and suggested resolution for the dispute. For a period of fifteen (15) days following the sending of the statements, the parties shall negotiate in an effort to resolve the controversy.

    8.2 ARBITRATION. Any dispute which has not been resolved by the parties under the procedure set forth in Section 8.1 shall be submitted to and decided by arbitration in accordance with the Rules of the American Arbitration Association, as follows:

    (i) There shall be one arbitrator who shall be selected in accordance with the Rules of the American Arbitration Association;

    (ii) The authority of the arbitrator shall be limited to a determination of the facts, and to the interpretation and application of specific provisions of this Agreement as they may apply to the dispute. The arbitrator shall be bound by this Agreement, and shall have no authority to add to, subtract from, amend, or modify the provisions of this Agreement. The arbitrator shall render an opinion and a final award, if any, which shall be binding on both parties.

    (iii) Each party shall bear its own fees, costs, and expenses of an arbitration proceeding, including witnesses, travel, attorneys, and other representatives; the general costs and expenses of the arbitration, such as facilities rental and fees, costs, and expenses of the arbitrator and the American Arbitration Association, shall be borne equally by the parties.

    8.3 The procedures set forth in Sections 8.1 and 8.2 shall not apply to the events for automatic termination of this Agreement set forth in Section
6.2 hereunder.

                                  ARTICLE NINE
                            CONFIDENTIAL INFORMATION

    9.1 P.C. agrees and acknowledges that all materials provided by the Manager to P.C. constitute "Confidential Information" and are disclosed in confidence and with the understanding that they constitute valuable business information developed by the Manager. P.C. further agrees that it shall not, directly or indirectly, without the express prior written consent of the Manager, use or disclose such Confidential Information for any purpose other than in connection with the services to be rendered hereunder. P.C. further agrees to impose this obligation of confidentiality

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

on its officers, shareholders, affiliates, partners, employees and independent contractors. Upon the expiration or termination of this Agreement by either party for any reason whatsoever, P.C. shall immediately return and, thereafter, not use, and shall cause its officers, shareholders, affiliates, partners, employees and independent contractors to return and, thereafter, not use, all Confidential Information. P.C. further expressly acknowledges and agrees that any such use, appropriation or reproduction of any such Confidential Information by any of the foregoing after the expiration or termination of this Agreement will result in irreparable injury to the Manager, that the remedy at law for the foregoing would be inadequate, and that in the event of such use, appropriation or reproduction, the Manager, in addition to any other remedies or damages available to it, shall be entitled to injunctive or other equitable relief without the necessity of proving actual damages, but such rights to equitable relief shall not preclude the Manager from other remedies which may be available to it hereunder.

                                  ARTICLE TEN
                               GENERAL PROVISIONS

    10.1 ASSIGNMENT BY MANAGER. Manager shall have the right, at its sole discretion, to assign any or all of its rights and obligations under this Agreement to any of its affiliates. The term affiliates for the purposes of this Agreement shall mean any person or entity that directly or indirectly controls, is controlled by, or is under common control with Manager, and anyone who is the beneficial owner of 10% or more of the outstanding voting securities of another shall be deemed in control. Manager anticipates merging (the "Merger") with and into DentalCo/Southeast, Inc. ("DSE"). DSE shall change its name to Nanston, Inc. (the "Surviving Corporation") after the Merger. P.C. acknowledges the foregoing and agrees that this Agreement shall inure to the benefit of the Surviving Corporation after consummation of the Merger.

    10.2 AMENDMENT. This Agreement may be amended by the parties. No amendment will be effective unless in writing, and signed by both of the parties.

    10.3 CAPTIONS. Captions and article headings used herein are for convenience only and are not part of this Agreement and shall not be used in construing it.

    10.4 COUNTERPARTS. This Agreement may be executed in two counterparts, each of which will be deemed an original, but taken together will constitute one instrument.

    10.5 CUMULATION OF REMEDIES. The various rights, options, elections, powers, and remedies under this Agreement, or granted by law (collectively, "Remedies"), will be construed as cumulative. No single Remedy is exclusive of any of the other Remedies.

    10.6 FORCE MAJEURE. Neither party will be liable or in default for any delay or failure in performance under this Agreement, or for any other interruption of service or employment resulting directly or indirectly from Acts of God, civil or military authority, acts of public enemy, war, accidents, fires, explosions, earthquakes, floods, failure of transportation, strikes or similar or dissimilar cause beyond the reasonable control of either party.

    10.7 FURTHER ASSURANCES. Each party will do such further acts, including executing and delivering additional agreements or instruments as the other may reasonably require, to consummate, evidence or confirm the agreements contained in this Agreement.

    10.8 GOVERNING LAW. This Agreement will be construed and enforced according to the laws of the State of Georgia applicable to agreements made and to be performed wholly within the State.

    10.9 INCORPORATION OF RECITALS AND THE EXHIBITS. All recitals and the exhibits referred to in this Agreement are an integral part of this Agreement. They are incorporated in this Agreement by this reference as though at this point set forth in full.

    10.10 INDEPENDENT CONTRACTOR. It is mutually understood and agreed that P.C. and Manager are at all times acting and performing hereunder as independent contractors. Manager shall never have nor exercise control or direction over the methods by which P.C. its shareholders, officers, directors, employees, contractors or agents practice dentistry.

    10.12 INTEGRATION. The making, execution and delivery of this Agreement by the parties has not been induced by any representations, statements, warranties or agreements other than those expressed in this Agreement. This Agreement embodies the entire understanding of the parties. There are no other agreements or undertakings, written or oral, in effect between the parties relating to the subject matter of this Agreement, unless expressly referenced in this Agreement.

    10.13  NOTICES.

    (a) Written Notices. All notices, demands or requests ("Notices") which are required or permitted to be given pursuant to this Agreement will be in writing. Notices will be delivered personally, by commercial carrier, by fax with a machine generated confirmation sheet or by registered or certified mail, postage prepaid, addressed to a party as stated below.

    (b) Manager's Address for Notices:

        Nanston, Inc.
        Suite 200, 1590 Oakbrook Drive
        Norcross, Georgia 30093
        Attn: President

    (c) P.C.'s Address for Notices:

        Nanston Dental Group, P.C.
        Suite 200, 1590 Oakbrook Drive
        Norcross, Georgia 30093

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

        Attn: President

    (d) Effective Date. Notice given personally or by commercial carrier is effective upon delivery. Notice given by fax with a machine generated confirmation sheet is effective upon sending. Notice given by United States mail is effective the third United States Post Office delivery day after the date of mailing.

    (e) Change of Address. Either party may change its address for Notices by notice given pursuant to this section.

    10.14 PARTIAL INVALIDITY. If any provision of this Agreement shall be found by a court with proper jurisdiction to be invalid or unenforceable, in whole or in part, then such provision shall be deemed to be modified, narrowed, or restricted only to the limited extent and in the manner necessary to render the same valid and enforceable, as the case may require, and this Agreement shall be construed and enforced to the maximum extent permitted by law, as if such provision had been originally incorporated herein as so modified, narrowed or restricted.

    10.15 STATUTES AND REGULATIONS. Any reference in this Agreement to any statute, regulation, ruling, or administrative order or decree will include, and be a reference to any successor statute, regulation, ruling, or administrative order or decree.

    10.16 WAIVER OF RIGHT. No waiver of or failure by either party to enforce a provision, covenant, condition or right under this Agreement (collectively, "Right") will be construed as a subsequent waiver of the same Right, or a waiver of any other Right. No extension of time for performance of any obligations or acts will be deemed an extension of the time for performance of any other obligations or acts.

                  {SIGNATURES APPEAR ON THE FOLLOWING PAGE}

    IN WITNESS WHEREOF, the parties have signed this Agreement as of the day and year first above written.

ATTEST:                                NANSTON DENTAL GROUP, P.C.


/s/ DIANA L. LIGGIT                    By: /s/ JOHN C. JOHNSTON
___________________________               ______________________________
DIANA L. LIGGIT, Secretary                 JOHN C. JOHNSTON, PRESIDENT

                                       NANSTON, INC.


/s/ DIANA L. LIGGIT                    By: /s/ KYLE E. ANDERSON
___________________________               ______________________________
DIANA L. LIGGIT, Secretary                 KYLE E. ANDERSON, PRESIDENT





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